EXHIBIT 5.1
STRASBURGER & PRICE, LLP
600 Congress Avenue
Austin, Texas 78701
Telephone: 512-499-3600
Facsimile: 512-499-3660
November 14, 2008
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746
RE: Registration Statement on Form S-3
Gentlemen:
We have acted as counsel for EZCORP, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 1,116,505 shares of the Company’s Class A Non-voting Common Stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement on Form S-3 dated November 14, 2008 (the “Registration Statement”). The Shares will be issued to the Sellers, as defined below, in conjunction with the purchase of certain assets (the “Asset Purchase”) by EZPAWN Nevada, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Purchaser”), from Pawn Plus 1, LLC, Pawn Plus 2, LLC, Pawn Plus 3, LLC, Pawn Plus 4, LLC, Pawn Plus 5, LLC, Pawn Plus 6, LLC, Pawn Plus 7, LLC, Pawn Plus 8, LLC, ASAP Pawn, LLC, each a Nevada limited liability company, and The Pawn Place, Inc. and Craig A McCall, Inc., both Nevada corporations (collectively, “Sellers”). The Asset Purchase is fully described in the Registration Statement and the asset purchase agreement between the Company, Purchaser and Sellers, as amended (the “Purchase Agreement”).
We have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Purchase Agreement, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.
Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, upon the effectiveness of the Asset Purchase and when the Shares are issued as contemplated in the Purchase Agreement, all of the Shares will be legally issued, fully paid and non-assessable.
The opinions set forth above are limited exclusively to the Delaware Constitution, the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws.
We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement and to the reference made to us in the Registration Statement and Prospectus forming a part thereof under the caption “Legal Matters.” Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter. In giving such consent, we do not

EZCORP, Inc.

November 14, 2008
thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Strasburger & Price, LLP
STRASBURGER & PRICE, LLP